                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-30994, Form S-8 No. 33-32526, Form S-8 No. 33-18771, Form S-8
No. 33-61439, Form S-8 No. 333-43056, Form S-8 No. 333-88030 and Form S-3 No.
333-25579) pertaining to the Employee Savings and Investment Plan, Long-Term Incentive Plan, 1995 Executive Compensation Plan, 2000 Executive Compensation Plan and the registration of $1,500,000,000 of debt securities and warrants to purchase debt securities of Belo Corp. of our report dated January 24, 2003, with respect to the consolidated financial statements of Belo Corp. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

                                                 /s/ ERNST & YOUNG LLP




Dallas, Texas
March 6, 2003